EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      SEPTEMBER 2,    AUGUST 31,     AUGUST 30,
                                                          1995           1996           1997
                                                       ----------     ----------     ----------
PRIMARY:
  Weighted average common shares outstanding                3,540          4,899          5,388
  Weighted average common equivalent shares
     outstanding                                               96            191            112
                                                       ----------     ----------     ----------
  Total                                                     3,636          5,090          5,500

  Income from continuing operations before
     extraordinary loss                                $    4,032     $    4,062     $    6,065
  Discontinued operations                                      --             93         (4,820)
  Extraordinary loss                                           --             --           (241)

                                                       ----------     ----------     ----------
  Net Income                                           $    4,032     $    4,155     $    1,004

  Per share amount:
    Income from continuing operations before
       extraordinary loss                              $     1.11     $     0.80     $     1.10
    Discontinued operations                                    --           0.02          (0.88)
    Extraordinary loss                                         --                         (0.04)
                                                       ----------     ----------     ----------
    Net income                                         $     1.11     $     0.82     $     0.18

FULLY DILUTED:
  Weighted average common shares outstanding                3,540          4,899          5,388
  Weighted average common equivalent shares
     outstanding                                              128            191            112
                                                       ----------     ----------     ----------
  Total                                                     3,668          5,090          5,500

  Income from continuing operations before
     extraordinary loss                                $    4,032     $    4,062     $    6,065
  Discontinued operations                                      --             93         (4,820)
  Extraordinary loss                                           --             --           (241)

                                                       ----------     ----------     ----------
  Net Income                                           $    4,032     $    4,155     $    1,004

  Per share amount:
    Income from continuing operations before
       extraordinary loss                              $     1.10     $     0.80     $     1.10
    Discontinued operations                                    --           0.02          (0.88)
    Extraordinary loss                                         --                         (0.04)
                                                       ----------     ----------     ----------
    Net income                                         $     1.10     $     0.82     $     0.18